EX: 99-1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Third Quarter 2022 Earnings and Declares Quarterly Dividend

CAMBRIDGE, MA. (October 18, 2022) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced unaudited net income of $14.6 million for the quarter ended September 30, 2022. Net income for the third quarter represented an increase of $1.0 million, or 7.0%, as compared to net income of $13.7 million for the quarter ended June 30, 2022. Diluted earnings per share were $2.07 for the quarter ended September 30, 2022, representing a 6.7% increase as compared to diluted earnings per share of $1.94 for the quarter ended June 30, 2022.

For the nine months ended September 30, 2022, unaudited net income was $41.6 million, representing an increase of $828,000, or 2.0%, as compared to net income of $40.8 million for the nine months ended September 30, 2021. Diluted earnings per share were $5.90 for the nine months ended September 30, 2022, representing a 1.7% increase as compared to diluted earnings per share of $5.80 for the nine months ended September 30, 2021.

The results for the quarter ended September 30, 2022, include non-operating items as detailed in the GAAP to Non-GAAP Reconciliations later in this release. Operating net income was $14.7 million for the quarter ended September 30, 2022, as compared to $13.4 million for the quarter ended June 30, 2022. Operating diluted earnings per share were $2.09 for the quarter ended September 30, 2022, representing a 10.0% increase as compared to operating diluted earnings per share of $1.90 for the quarter ended June 30, 2022.

Operating net income was $41.5 million for the nine months ended September 30, 2022, an increase of $134,000, or 0.3%, as compared to operating net income of $41.3 million for the nine months ended September 30, 2021. Operating diluted earnings per share were $5.89 for both the nine months ended September 30, 2022 and the nine months ended September 30, 2021.

Third Quarter 2022 Highlights:

•
Total loans increased by $105.1 million, or 3.0%, to $3.63 billion at September 30, 2022 from $3.52 billion at June 30, 2022.
•
Financial performance ratios for the quarter ended September 30, 2022, were strong with Operating Return on Average Assets (“ROA”) of 1.15% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 14.94%.
•
The Adjusted Net Interest Margin increased by 12 basis points to 2.93% in the third quarter of 2022 from 2.81% at June 30, 2022.
•
Asset quality at September 30, 2022, remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.18% and 0.12%, respectively.
•
Tangible book value per share at September 30, 2022 increased to $55.95 from $55.33 at June 30, 2022.
•
The tangible common equity to tangible assets ratio was 7.70% at September 30, 2022.

“I welcome my new colleagues from the merger with Northmark Bank that closed on October 1, 2022. We are excited about the opportunity as a combined company moving forward. This quarter’s results overall were solid, showing continued strength in asset quality, loan growth, a growing Return on Average Assets ratio, and the expansion of the Net Interest Margin,” noted Denis K. Sheahan, Chairman, President and CEO.

Balance Sheet

Total assets increased by $251.8 million, or 5.1%, from $4.89 billion at December 31, 2021 to $5.14 billion at September 30, 2022.

Total loans increased by $309.5 million, or 9.3%, from $3.32 billion at December 31, 2021 to $3.63 billion at September 30, 2022.

•
Residential real estate loans increased by $101.0 million, from $1.42 billion at December 31, 2021 to $1.52 billion at September 30, 2022.
•
Commercial real estate loans increased by $170.1 million, from $1.51 billion at December 31, 2021 to $1.68 billion at September 30, 2022.
•
Commercial and industrial loans increased by $26.4 million, from $269.4 million at December 31, 2021 to $295.9 million at September 30, 2022.

The Company’s total investment securities portfolio increased by $57.3 million, or 4.9%, from $1.17 billion at December 31, 2021 to $1.23 billion at September 30, 2022.

Total deposits decreased by $49.7 million, or 1.1%, to $4.28 billion at September 30, 2022 as compared to $4.33 billion at December 31, 2021.

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Core deposits, which the Company defines as all deposits other than certificates of deposit, decreased by $105.6 million, or 2.5%, to $4.06 billion at September 30, 2022 from $4.17 billion at December 31, 2021. Core deposits decreased during the third quarter of 2022 by $74.8 million, or 1.8%, as clients used funds for investment opportunities combined with fluctuations in liquidity.
•
Certificates of deposit totaled $217.9 million at September 30, 2022, an increase of $55.9 million from $162.1 million at December 31, 2021.
•
Total brokered certificates of deposit, which are included within certificates of deposit, were $100.7 million and $2.7 million at September 30, 2022 and December 31, 2021, respectively.
•
The cost of total deposits was 0.26% for the quarter ended September 30, 2022 and 0.17% for the quarter ended June 30, 2022. The cost of total deposits excluding wholesale deposits was 0.24% for the quarter ended September 30, 2022 and 0.17% for the quarter ended June 30, 2022. At September 30, 2022, the spot cost of deposits was 0.34% (0.28% excluding wholesale deposits).

Borrowings totaled $294.5 million at September 30, 2022, representing a $277.9 million increase from $16.5 million at December 31, 2021, due to fluctuations in liquidity.

Net Interest and Dividend Income

Net interest and dividend income, before the provision for credit losses, increased by $2.1 million, or 6.1%, to $36.3 million for the quarter ended September 30, 2022 from $34.2 million for the quarter ended June 30, 2022. This was primarily due to an increase in average earning assets and higher yields on earning assets.

The Company’s net interest margin on a fully taxable equivalent basis increased by nine basis points to 2.95% for the quarter ended September 30, 2022, as compared to 2.86% for the quarter ended June 30, 2022.

For the nine months ended September 30, 2022, net interest and dividend income before the provision for credit losses increased by $6.1 million, or 6.4%, to $102.3 million as compared to $96.2 million for the nine months ended September 30, 2021. This increase was primarily due to an increase in average earning assets and higher asset yields, partially offset by lower loan accretion associated with merger accounting, a decrease in Paycheck Protection Program (“PPP”) loan income, and higher interest expense on deposits and borrowings.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 38 basis points to 2.85% for the nine months ended September 30, 2022, as compared to 3.23% for the nine months ended September 30, 2021, due to an extended period of low interest rates.

In order to provide greater disclosure of the impact of loan related merger accounting and the impact of the Small Business Administration’s PPP loan program, a reconciliation of the Company’s net interest margin, on a fully taxable equivalent basis, to an adjusted net interest margin, on a fully taxable equivalent basis, is shown below. Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the quarter ended September 30, 2022, was 2.93%, representing a 12 basis point increase from the adjusted net interest margin, on a fully taxable equivalent basis, of 2.81% for the quarter ended June 30, 2022.

	Three Months Ended
	September 30, 2022
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,894,596
Net interest income on a fully taxable equivalent basis (GAAP)		$36,428
Net interest margin on a fully taxable equivalent basis (GAAP)			2.95%
Less: Paycheck Protection Program loan impact	(1,884)	(62)	0.00%
Less: Accretion of loan fair value adjustments		(236)	-0.02%
Adjusted net interest margin on a fully taxable equivalent basis	$4,892,712	$36,130	2.93%

Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the nine months ended September 30, 2022, was 2.80%, representing a 22 basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 3.02% for the nine months ended September 30, 2021.

	Nine Months Ended
	September 30, 2022
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,822,461
Net interest income on a fully taxable equivalent basis (GAAP)		$102,951
Net interest margin on a fully taxable equivalent basis (GAAP)			2.85%
Less: Paycheck Protection Program loan impact	(9,437)	(670)	-0.01%
Less: Accretion of loan fair value adjustments		(1,344)	-0.04%
Adjusted net interest margin on a fully taxable equivalent basis	$4,813,024	$100,937	2.80%

Provision for (Release of) Credit Losses

During the quarter ended September 30, 2022, the Company recorded a provision for credit losses of $612,000, primarily driven by loan growth.

For the nine months ended September 30, 2022, the Company recorded a provision for credit losses of $200,000, as compared to a $1.0 million release of credit losses for the nine months ended September 30, 2021.

Noninterest Income

Total noninterest income decreased by $706,000, or 6.3%, to $10.4 million for the quarter ended September 30, 2022, as compared to $11.1 million for the quarter ended June 30, 2022. This change was primarily the result of lower Bank owned life insurance ("BOLI") income, partially offset by higher loan related derivative income and higher wealth management revenue. Noninterest income was 22.4% of total revenue for the quarter ended September 30, 2022.

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BOLI income decreased $1.2 million, or 89.3%, from June 30, 2022, primarily due to a gain related to a death benefit claim and a policy surrender that occurred during the quarter ended June 30, 2022, while no such benefit claims or policy surrenders occurred during the quarter ended September 30, 2022.
•
Loan related derivative income increased by $168,000, or 373.3%, to $213,000 for the quarter ended September 30, 2022, as compared to $45,000 for the quarter ended June 30, 2022, as a result of increased floating rate loan volume combined with fair value adjustments.
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Wealth management revenue increased by $117,000, or 1.4%, to $8.2 million for the third quarter of 2022, as compared to $8.1 million for the second quarter of 2022, primarily due to the seasonal impact of $460,000 in tax preparation fees recognized for the quarter. Wealth Management Assets under Management and Administration were $3.8 billion at September 30, 2022, a decrease of $179.3 million, or 4.5%, from June 30, 2022, primarily due to decline in the equity and bond markets.

Total noninterest income remained relatively unchanged and totaled $32.9 million for both the nine months ended September 30, 2022 and 2021. This was primarily the result of higher BOLI income, higher other income, and higher deposit account fees, partially offset by lower loan related derivative income, lower wealth management revenue, and lower gains on loans sold. Noninterest income was 24.4% of total revenue for the nine months ended September 30, 2022.

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BOLI income increased by $1.1 million, or 177.2%, to $1.7 million for the nine months ended September 30, 2022, as compared to $604,000 for the nine months ended September 30, 2021, primarily due to a gain of $1.2 million related to a death benefit claim and policy surrender.
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Other income increased by $1.1 million, or 86.0%, to $2.4 million for the nine months ended September 30, 2022, as compared to $1.3 million for the nine months ended September 30, 2021, primarily due to equity warrant revenue and success fees associated with Innovation Banking loans, in addition to gains recognized on a community development fund investment.
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Deposit account fees increased by $659,000, or 46.4%, to $2.1 million for the nine months ended September 30, 2022, as compared to $1.4 million for the nine months ended September 30, 2021, primarily due to fee revenue from commercial deposit sweep products resulting from higher interest rates.
•
Loan related derivative income decreased by $1.1 million, or 66.0%, to $554,000 for the nine months ended September 30, 2022, as compared to $1.6 million for the nine months ended September 30, 2021, primarily as a result of lower floating rate loan volume.
•
Wealth management revenue decreased by $1.1 million, or 4.1%, to $24.9 million for the nine months ended September 30, 2022, as compared to $26.0 million for the nine months ended September 30, 2021, primarily due to decline in the equity and bond markets.
•
Gain on loans sold decreased by $681,000, or 87.4%, to $98,000 for the nine months ended September 30, 2022, as compared to $779,000 for the nine months ended September 30, 2021, due to lower refinance activity and the corresponding lower sale of residential mortgages.

Noninterest Expense

Total noninterest expense remained flat and totaled $26.3 million for both the quarters ended September 30, 2022 and June 30, 2022. During the quarter ended September 30, 2022, there was an increase in marketing expense and salary and benefits expense, partially offset by a decrease in professional services, as compared to the quarter ended June 30, 2022.

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Marketing expense increased $513,000, or 235.3%, to $731,000 for the quarter ended September 30, 2022, from $218,000 for the quarter ended June 30, 2022, primarily due to the timing of marketing spend.
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Salary and employee benefits expense increased by $293,000, or 1.7%, to $17.3 million for the quarter ended September 30, 2022, from $17.0 million for the quarter ended June 30, 2022, primarily due to staffing additions to support business initiatives and lower staff vacancy.
•
Professional fees decreased $321,000, or 30.0%, to $749,000 for the quarter ended September 30, 2022, from $1.1 million for the quarter ended June 30, 2022, primarily due to lower consulting fees.

Total noninterest expense increased by $3.5 million, or 4.7%, to $78.5 million for the nine months ended September 30, 2022, as compared to $75.0 million for the nine months ended September 30, 2021, primarily driven by increases in salaries and employee benefits expense, data processing, and FDIC insurance, partially offset by decreases in professional services and marketing expense.

•
Salaries and employee benefits expense increased by $2.9 million, or 5.9%, to $51.8 million, primarily due to staffing additions to support business initiatives, normal merit increases, and increases in employee benefit costs.
•
Data processing increased by $1.6 million, or 25.1%, to $7.8 million, primarily as a result of higher data processing fees associated with the Company’s wealth management systems.
•
FDIC insurance increased by $478,000, or 53.0%, to $1.4 million, primarily due to balance sheet growth.
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Professional services decreased by $1.2 million, or 28.6%, to $2.9 million, primarily due to lower recruiting and temporary help expenses as well as lower consulting fees.
•
Marketing expense decreased by $851,000, or 42.0%, to $1.2 million, due to timing of marketing spend.

Asset Quality

Non-performing loans totaled $6.4 million, or 0.18% of total loans outstanding at September 30, 2022. The allowance for credit losses was $34.7 million, or 0.96% of total loans outstanding excluding PPP loans at September 30, 2022, as compared to $34.1 million, or 0.97% of total loans outstanding excluding PPP loans at June 30, 2022.

The Company recorded net loan recoveries of $10,000, or 0.00% of total loans (annualized), for the quarter ended September 30, 2022, as compared to net loan recoveries of $14,000, or 0.00% of total loans (annualized), for the quarter ended June 30, 2022.

Net loan recoveries were $37,000, or 0.00% of total loans, for the nine months ended September 30, 2022, as compared to net loan recoveries of $142,000, or 0.00% of total loans, for the nine months ended September 30, 2021.

The following table shows additional and historical information regarding non-performing assets, early-stage delinquency (30-89 days delinquent), and troubled debt restructurings:

	Nonperforming Assets
	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
	(dollars in thousands)
Nonperforming assets	$6,383	$5,879	$5,386	$5,851
Troubled debt restructurings ("TDRs"):
Non-performing (included in total non-performing loans above)	$726	$741	$758	$767
Nonperforming loans/total loans	0.18%	0.17%	0.16%	0.18%
Nonperforming assets/total assets	0.12%	0.12%	0.11%	0.13%
TDRs/total loans	0.02%	0.02%	0.02%	0.02%
	Additional Asset Quality Indicators
	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
Delinquent loans 30-89 days past due/total loans	0.38%	0.19%	0.32%	0.54%
Quarterly net recoveries (charge-offs)/total loans (annualized)	0.00%	0.00%	0.00%	0.01%
Year to date net recoveries (charge-offs)/total loans	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses/nonperforming loans	544.38%	580.44%	640.48%	602.14%
Allowance for credit losses/total loans ex. PPP loans	0.96%	0.97%	1.05%	1.09%

Income Taxes

The Company’s effective tax rate was 26.1% for the quarter ended September 30, 2022, representing a decrease of 7.4%, as compared to 28.2% for the quarter ended June 30, 2022, primarily due to the tax effects of a BOLI policy surrender and death benefit claim during the second quarter of 2022. For the nine months ended September 30, 2022, the Company’s effective tax rate was 26.5%, as compared to 26.0% for the nine months ended September 30, 2021.

Dividend and Capital

On October 17, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.64 per share, which is payable on November 17, 2022, to shareholders of record as of the close of business on November 3, 2022. The Company did not repurchase any shares under its previously announced share repurchase program during the three and nine months ended September 30, 2022.

The Company’s ratio of tangible common equity to tangible assets decreased to 7.70% at September 30, 2022 from 7.75% at June 30, 2022.

Tangible book value per share increased by $0.62, or 1.1%, to $55.95 at September 30, 2022, as compared to $55.33 at June 30, 2022, as a result of increased earnings during the three months ended September 30, 2022, partially offset by reductions in the valuations of available for sale securities during the quarter.

Merger Update

On October 1, 2022, the Company completed its merger with Northmark Bank ("Northmark") which added three banking offices in Massachusetts. The Company paid total consideration of $62.8 million, which consisted of 788,137 shares of Cambridge Bancorp common stock issued to Northmark shareholders. The transaction included the assumption of $316.5 million in total loans and the acquisition of $373.0 million in deposits, excluding fair value adjustments.

Investor Conference Call and Investor Presentation

An investor presentation is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below. This presentation includes additional details regarding the Company’s loan portfolio, liquidity position, and other financial disclosures. Click here to download.

The Company will also conduct a conference call/webcast at 11:00 a.m. Eastern Time on Tuesday, October 18, 2022, to discuss the results for the quarter. Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10170236/f4009533f0.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived for three months on our investor relations website at https://ir.cambridgetrust.com/news-market-information/event-calendar/default.aspx.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.1 billion in assets at September 30, 2022, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $3.8 billion in client assets under management and administration at September 30, 2022. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at http://ir.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the businesses of Cambridge and Northmark may not be combined successfully, or such combination may take longer to accomplish than expected; the cost savings from the merger may not be fully realized or may take longer to realize than expected; operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; changes to interest rates; the ability to control costs and expenses; the current global economic uncertainty and economic conditions being less favorable than expected; disruptions to the credit and financial markets; changes in the Company’s accounting policies or in accounting standards; weakness in the real estate market; legislative, regulatory, or accounting changes that adversely affect the Company’s business and/or competitive position; the Dodd-Frank Act’s consumer protection regulations; the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence; actions that governments, businesses and individuals take in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; the pace of recovery when the COVID-19 pandemic subsides; disruptions in the Company’s ability to access the capital markets; and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2021, which the Company filed on March 14, 2022. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio, operating return on average assets, operating return on tangible common equity, and operating efficiency ratio.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with an analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), return on average assets and return on tangible common equity on an operating basis, and the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for non-operating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities). The Company has included information on these non-GAAP financial measures because the Company believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-operating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
	(dollars in thousands, except per share data)
Interest and Dividend Income	$40,272	$36,279	$33,654	$110,449	$100,003
Interest Expense	3,994	2,098	1,233	8,121	3,795
Net Interest and Dividend Income	36,278	34,181	32,421	102,328	96,208
Provision for (Release of) Credit Losses	612	—	86	200	(1,021)
Noninterest Income	10,443	11,149	11,115	32,946	32,870
Noninterest Expense	26,341	26,297	25,524	78,513	75,016
Income Before Income Taxes	19,768	19,033	17,926	56,561	55,083
Income Tax Expense	5,152	5,375	4,607	14,971	14,321
Net Income	$14,616	$13,658	$13,319	$41,590	$40,762

Operating Net Income*	$14,728	$13,420	$13,887	$41,464	$41,330

Data Per Common Share:
Basic Earnings Per Share	$2.09	$1.95	$1.91	$5.94	$5.86
Diluted Earnings Per Share	2.07	1.94	1.89	5.90	5.80
Operating Diluted Earnings Per Share*	2.09	1.90	1.97	5.89	5.89
Dividends Declared Per Share	0.64	0.64	0.61	1.92	1.77

Average Common Shares Outstanding:
Basic	6,971,583	6,981,907	6,932,882	6,961,833	6,924,168
Diluted	7,018,832	7,026,807	6,999,773	7,010,197	6,991,175

Selected Performance Ratios:
Net Interest Margin, FTE	2.95%	2.86%	3.10%	2.85%	3.23%
Adjusted Net Interest Margin, FTE	2.93%	2.81%	2.92%	2.80%	3.02%
Cost of Funds	0.32%	0.17%	0.12%	0.23%	0.13%
Cost of Interest-Bearing Liabilities	0.51%	0.28%	0.18%	0.35%	0.20%
Cost of Deposits	0.26%	0.17%	0.11%	0.20%	0.12%
Cost of Deposits excluding Wholesale Deposits	0.24%	0.17%	0.11%	0.19%	0.12%
Return on Average Assets	1.14%	1.09%	1.20%	1.11%	1.29%
Return on Average Equity	13.02%	12.55%	12.47%	12.65%	13.17%
Efficiency Ratio*	56.38%	58.01%	58.63%	58.04%	58.12%
Operating Return on Average Assets*	1.15%	1.07%	1.25%	1.10%	1.31%
Operating Return on Tangible Common Equity*	14.94%	14.08%	14.92%	14.39%	15.40%
Operating Efficiency Ratio*	56.06%	58.97%	56.82%	58.25%	57.51%

	September 30,	June 30,	December 31,	September 30,
	2022	2022	2021	2021
	(dollars in thousands, except per share data)
Total Assets	$5,143,359	$5,057,935	$4,891,544	$4,483,567
Total Loans	$3,628,608	$3,523,492	$3,319,106	$3,300,918
Total Deposits	$4,281,422	$4,264,057	$4,331,152	$3,934,846
Allowance for Credit Losses	$34,748	$34,124	$34,496	$35,231
Allowance to Total Loans (ex. PPP Loans)	0.96%	0.97%	1.05%	1.09%
Non-Performing Loans	$6,383	$5,879	$5,386	$5,851
Non-Performing Loans/Total Loans	0.18%	0.17%	0.16%	0.18%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)	0.00%	0.00%	0.00%	0.01%
Tangible Common Equity Ratio*	7.70%	7.75%	7.92%	8.42%
Book Value Per Share	$63.69	$63.09	$62.83	$61.38
Tangible Book Value Per Share*	$55.95	$55.33	$55.01	$53.54
Wealth Management AUM	$3,663,034	$3,844,993	$4,656,183	$4,324,400
Wealth Management AUM & AUA	$3,837,035	$4,016,328	$4,853,119	$4,506,174
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$31,542	$180,153
Investment securities
Available for sale, at fair value (amortized cost $186,938 and $201,270, respectively)	158,301	197,803
Held to maturity, at amortized cost (fair value $904,315 and $971,092, respectively)	1,073,904	977,061
Total investment securities	1,232,205	1,174,864
Loans held for sale, at lower of cost or fair value	—	1,490
Loans
Residential mortgage	1,516,029	1,415,079
Commercial mortgage	1,681,053	1,511,002
Home equity	94,697	87,960
Commercial and industrial	295,893	269,446
Consumer	40,936	35,619
Total loans	3,628,608	3,319,106
Less: allowance for credit losses on loans	(34,748)	(34,496)
Net loans	3,593,860	3,284,610
Federal Home Loan Bank of Boston Stock, at cost	12,683	4,816
Bank owned life insurance	33,808	46,970
Banking premises and equipment, net	16,866	17,326
Right-of-use asset operating leases	26,705	31,273
Deferred income taxes, net	15,080	9,985
Accrued interest receivable	11,258	9,162
Goodwill	51,912	51,912
Merger-related intangibles, net	2,346	2,617
Other assets	115,094	76,366
Total assets	$5,143,359	$4,891,544
Liabilities
Deposits
Demand	$1,444,765	$1,393,935
Interest-bearing checking	688,862	763,188
Money market	1,070,758	1,104,238
Savings	859,102	907,722
Certificates of deposit	217,935	162,069
Total deposits	4,281,422	4,331,152
Borrowings	294,459	16,510
Operating lease liabilities	29,080	33,871
Other liabilities	92,108	72,174
Total liabilities	4,697,069	4,453,707
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 7,007,113 shares and 6,968,192 shares, respectively	7,007	6,968
Additional paid-in capital	230,563	229,205
Retained earnings	231,039	202,874
Accumulated other comprehensive loss	(22,319)	(1,210)
Total shareholders’ equity	446,290	437,837
Total liabilities and shareholders’ equity	$5,143,359	$4,891,544

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$34,056	$30,235	$30,093	$92,695	$90,975
Interest on tax-exempt loans	367	354	353	1,071	850
Interest on taxable investment securities	5,101	4,989	2,502	14,501	6,110
Interest on tax-exempt investment securities	601	627	671	1,882	1,962
Dividends on FHLB of Boston stock	106	32	7	163	19
Interest on overnight investments	41	42	28	137	87
Total interest and dividend income	40,272	36,279	33,654	110,449	100,003
Interest expense
Interest on deposits	2,846	1,844	1,086	6,586	3,367
Interest on borrowed funds	1,148	254	147	1,535	428
Total interest expense	3,994	2,098	1,233	8,121	3,795
Net interest and dividend income	36,278	34,181	32,421	102,328	96,208
Provision for (Release of) credit losses	612	—	86	200	(1,021)
Net interest and dividend income after provision for (release of) credit losses	35,666	34,181	32,335	102,128	97,229
Noninterest income
Wealth management revenue	8,239	8,122	9,238	24,935	26,012
Deposit account fees	841	732	462	2,079	1,420
ATM/Debit card income	413	427	406	1,219	1,144
Bank owned life insurance income	144	1,343	199	1,674	604
Gain on loans sold, net	—	4	45	98	779
Loan related derivative income	213	45	390	554	1,628
Other income	593	476	375	2,387	1,283
Total noninterest income	10,443	11,149	11,115	32,946	32,870
Noninterest expense
Salaries and employee benefits	17,341	17,048	16,404	51,780	48,912
Occupancy and equipment	3,511	3,613	3,303	10,666	10,382
Data processing	2,592	2,601	2,052	7,838	6,265
Professional services	749	1,070	1,468	2,883	4,037
Marketing	731	218	608	1,173	2,024
FDIC insurance	453	472	305	1,380	902
Non-operating expenses	150	246	787	396	787
Other expenses	814	1,029	597	2,397	1,707
Total noninterest expense	26,341	26,297	25,524	78,513	75,016
Income before income taxes	19,768	19,033	17,926	56,561	55,083
Income tax expense	5,152	5,375	4,607	14,971	14,321
Net income	$14,616	$13,658	$13,319	$41,590	$40,762
Share data:
Weighted average shares outstanding, basic	6,971,583	6,981,907	6,932,882	6,961,833	6,924,168
Weighted average shares outstanding, diluted	7,018,832	7,026,807	6,999,773	7,010,197	6,991,175
Basic earnings per share	$2.09	$1.95	$1.91	$5.94	$5.86
Diluted earnings per share	$2.07	$1.94	$1.89	$5.90	$5.80

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,537,808	$34,056	3.82%	$3,409,819	$30,235	3.56%	$3,242,476	$30,093	3.68%
Tax-exempt	48,235	464	3.82	46,771	448	3.84	45,228	448	3.93
Securities available for sale (3)
Taxable	191,050	677	1.41	198,985	671	1.35	213,542	660	1.23
Securities held to maturity
Taxable	994,790	4,424	1.76	1,012,604	4,318	1.71	459,940	1,842	1.59
Tax-exempt	97,618	760	3.09	101,029	794	3.15	105,672	850	3.19
Cash and cash equivalents	25,095	41	0.65	48,197	42	0.35	113,511	28	0.10
Total interest-earning assets (4)	4,894,596	40,422	3.28%	4,817,405	36,508	3.04%	4,180,369	33,921	3.22%
Non-interest-earning assets	237,087			232,165			252,201
Allowance for credit losses	(34,517)			(34,368)			(35,302)
Total assets	$5,097,166			$5,015,202			$4,397,268
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$701,729	$141	0.08%	$743,030	$50	0.03%	$685,731	$63	0.04%
Savings accounts	887,404	385	0.17	899,820	181	0.08	949,487	198	0.08
Money market accounts	1,184,081	2,003	0.67	1,203,020	1,531	0.51	794,081	613	0.31
Certificates of deposit	157,622	317	0.80	129,060	82	0.25	201,944	212	0.42
Total interest-bearing deposits	2,930,836	2,846	0.39	2,974,930	1,844	0.25	2,631,243	1,086	0.16
Other borrowed funds	190,543	1,148	2.39	56,734	254	1.80	17,005	147	3.43
Total interest-bearing liabilities	3,121,379	3,994	0.51%	3,031,664	2,098	0.28%	2,648,248	1,233	0.18%
Non-interest-bearing liabilities
Demand deposits	1,429,649			1,452,911			1,219,288
Other liabilities	100,651			93,966			105,846
Total liabilities	4,651,679			4,578,541			3,973,382
Shareholders’ equity	445,487			436,661			423,886
Total liabilities & shareholders’ equity	$5,097,166			$5,015,202			$4,397,268
Net interest income on a fully taxable equivalent basis		36,428			34,410			32,688
Less taxable equivalent adjustment		(256)			(261)			(274)
Net interest income		$36,172			$34,149			$32,414
Net interest spread (5)			2.77%			2.76%			3.03%
Net interest margin (6)			2.95%			2.86%			3.10%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2022 and 2021.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Nine Months Ended
	September 30, 2022			September 30, 2021
	Average Balance	Interest Income/ Expenses(1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,421,389	$92,695	3.62%	$3,193,657	$90,975	3.81%
Tax-exempt	47,241	1,356	3.84	34,918	1,077	4.12
Securities available for sale (3)
Taxable	197,698	1,998	1.35	220,429	2,004	1.22
Securities held to maturity
Taxable	981,692	12,503	1.70	330,011	4,106	1.66
Tax-exempt	101,135	2,383	3.15	103,569	2,484	3.21
Cash and cash equivalents	73,306	137	0.25	130,221	87	0.09
Total interest-earning assets (4)	4,822,461	111,072	3.08%	4,012,805	100,733	3.36%
Non-interest-earning assets	236,034			254,351
Allowance for credit losses	(34,554)			(35,822)
Total assets	$5,023,941			$4,231,334
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$736,257	$234	0.04%	$663,497	$198	0.04%
Savings accounts	903,333	744	0.11	962,067	644	0.09
Money market accounts	1,191,414	5,104	0.57	696,203	1,617	0.31
Certificates of deposit	143,648	504	0.47	219,876	908	0.55
Total interest-bearing deposits	2,974,652	6,586	0.30%	2,541,643	3,367	0.18%
Other borrowed funds	88,520	1,535	2.32	19,082	428	3.00
Total interest-bearing liabilities	3,063,172	8,121	0.35%	2,560,725	3,795	0.20%
Non-interest-bearing liabilities
Demand deposits	1,423,808			1,154,222
Other liabilities	97,350			102,705
Total liabilities	4,584,330			3,817,652
Shareholders’ equity	439,611			413,682
Total liabilities & shareholders’ equity	$5,023,941			$4,231,334
Net interest income on a fully taxable equivalent basis		102,951			96,938
Less taxable equivalent adjustment		(786)			(749)
Net interest income		$102,165			$96,189
Net interest spread (5)			2.72%			3.16%
Net interest margin (6)			2.85%			3.23%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2022 and 2021
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021.

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

		Three Months Ended			Nine Months Ended
Operating Net Income / Operating Diluted Earnings Per Share		September 30,	June 30,	September 30,	September 30,	September 30,
		2022	2022	2021	2022	2021
		(dollars in thousands, except share data)

Net Income (a GAAP measure)		$14,616	$13,658	$13,319	$41,590	$40,762
Add: Merger expenses		150	246	—	396	—
Add: Branch and office closure expenses		—	—	787	—	787
Less: Tax effect of merger and branch and office closure expenses (1)	`	(38)	(63)	(219)	(101)	(219)
Less: Death benefit on bank owned life insurance ("BOLI") and policy surrender		—	(1,157)	—	(1,157)	—
Add: Tax effect of BOLI policy surrender (1)		—	736	—	736	—
Operating Net Income (a non-GAAP measure)		$14,728	$13,420	$13,887	$41,464	$41,330
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (a non-GAAP measure)		(74)	(42)	(65)	(206)	(186)
Operating Net Income Applicable to Common Shareholders (a non-GAAP measure)		$14,654	$13,378	$13,822	$41,258	$41,144
Weighted Average Diluted Shares		7,018,832	7,026,807	6,999,773	7,010,197	6,991,175
Operating Diluted Earnings Per Share (a non-GAAP measure)		$2.09	$1.90	$1.97	$5.89	$5.89
(1)
The net tax benefit associated with non-operating items is determined by assessing whether each non-operating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$446,290	$442,051	$437,837	$427,577
Less: Goodwill and acquisition related intangibles (GAAP)	(54,258)	(54,348)	(54,529)	(54,619)
Tangible Common Equity (a non-GAAP measure)	$392,032	$387,703	$383,308	$372,958
Total assets (GAAP)	$5,143,359	$5,057,935	$4,891,544	$4,483,567
Less: Goodwill and acquisition related intangibles (GAAP)	(54,258)	(54,348)	(54,529)	(54,619)
Tangible assets (a non-GAAP measure)	$5,089,101	$5,003,587	$4,837,015	$4,428,948
Tangible Common Equity Ratio (a non-GAAP measure)	7.70%	7.75%	7.92%	8.42%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$392,032	$387,703	$383,308	$372,958
Common shares outstanding	7,007,113	7,007,063	6,968,192	6,965,871
Tangible Book Value Per Share (a non-GAAP measure)	$55.95	$55.33	$55.01	$53.54

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
	(dollars in thousands)
Efficiency Ratio: (1)
Noninterest expense	$26,341	$26,297	$25,524	$78,513	$75,016
Net interest and dividend income	$36,278	$34,181	$32,421	$102,328	$96,208
Total noninterest income	10,443	11,149	11,115	32,946	32,870
Total revenue	$46,721	$45,330	$43,536	$135,274	$129,078
Efficiency Ratio	56.38%	58.01%	58.63%	58.04%	58.12%

Operating Efficiency Ratio: (2)
Noninterest expense	$26,341	$26,297	$25,524	$78,513	$75,016
Merger expenses (Pretax)	(150)	(246)	—	(396)	—
Branch and office closure expenses (Pretax)	—	—	(787)		(787)
Operating expense (a non-GAAP measure)	$26,191	$26,051	$24,737	$78,117	$74,229

Total revenue	$46,721	$45,330	$43,536	$135,274	$129,078
Death benefit on bank owned life insurance ("BOLI") and policy surrender (Pretax)	—	(1,157)	—	(1,157)	—
Operating revenue (a non-GAAP measure)	$46,721	$44,173	$43,536	$134,117	$129,078
Operating Efficiency Ratio (a non-GAAP measure)	56.06%	58.97%	56.82%	58.25%	57.51%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
	(dollars in thousands)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$14,728	$13,420	$13,887	$41,464	$41,330
Average common equity	$445,487	$436,661	$423,886	$439,611	$413,682
Average goodwill and merger related intangibles	(54,304)	(54,397)	(54,659)	(54,394)	(54,752)
Average tangible common equity (a non-GAAP measure)	$391,183	$382,264	$369,227	$385,217	$358,930
Operating Return on Tangible Common Equity (a non-GAAP measure)	14.94%	14.08%	14.92%	14.39%	15.40%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$14,728	$13,420	$13,887	$41,464	$41,330
Average assets	$5,097,166	$5,015,202	$4,397,268	$5,023,941	$4,231,334
Operating Return on Average Assets (a non-GAAP measure)	1.15%	1.07%	1.25%	1.10%	1.31%

(1)
The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)
Operating efficiency ratio represents operating expense as a percentage of total revenue.
(3)
Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity.
(4)
Operating return on average assets represents operating net income as a percentage of average assets.